SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [  ]

Filed by a Party Other than the Registrant [x]

Check the Appropriate Box:

[  ] Preliminary Proxy Statement
[  ] Confidential, for Use of the Commission Only (as permitted by
Rule 14a-6(e)(2))
[  ] Definitive Proxy Statement
[X] Definitive Additional Materials
[  ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

AGILYSYS, INC.
(Name of registrant as specified in its charter)

MAK Capital Fund LP,
Paloma International L.P.,
Sunrise Partners Limited Partnership,
MAK Capital One LLC,
MAK GP LLC,
Trust Asset Management LLP,
Michael A. Kaufman,
S. Donald Sussman,
and
R. Andrew Cueva
 (Name of person(s) filing proxy statement, if other than the registrant)

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[x] No fee required.
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MAK CAPITAL GROUP COMMENCES SOLICITATION SEEKING
SHAREHOLDER APPROVAL TO INCREASE STAKE IN AGILYSYS

Ohio State Statue Requires Shareholder Approval To Increase Its Stake

New York, NY, January 25, 2010 –MAK Capital Fund LP and Paloma International L.P., the parent of Sunrise Partners Limited Partnership, and other related entities (collectively, the “MAK Group”), that collectively own approximately 19.1% of the shares of Agilysys, Inc. (“Agilysys” or the “Company”) (NasdaqGS: AGYS), today began sending out proxy materials to fellow shareholders to solicit proxies in connection with the special meeting of the Agilysys shareholders to be held on February 18, 2010 at the Company’s principal executive offices at 28925 Fountain Parkway, Solon, Ohio 44139.  At the special meeting, the Agilysys shareholders will be asked, as required by Ohio law, to authorize the MAK Group to acquire additional shares of Agilysys to increase their stake in the Company to 20% or more but less than 33 1/3% under Ohio law.  Shareholders of record on January 15, 2010 will be entitled to vote at the meeting.  The Company has publicly stated that it is not making a recommendation for or against the MAK Group’s proposal to increase its stake.

A copy of the MAK Group’s final proxy statement is available at www.sec.gov or at www.ourmaterials.com/MAK.  If Agilysys shareholders have any questions, or need further information, please contact the MAK Group’s proxy solicitor, MacKenzie Partners, Inc., toll-free at 800-322-2885.

* * *
Contacts:

Media:
MacKenzie Partners, Inc.
Larry Dennedy/Daniel Sullivan, 212-929-5500